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                                                                 Exhibit 99(a)

            ADVO Strengthens Bank Facility To Increase Flexibility

Windsor, CT -- December 15, 1999 -- ADVO Inc. (NYSE: AD) announced today that through a refinancing, significant additional flexibility has been incorporated into its bank facility to support its future growth. The new amendments increase the availability to $300 million, including a term loan facility of $135 million and a revolver of $165 million. Significantly, the amortization of the term loan does not begin until March 2002, and the entire amount of the revolver remains available until the facility becomes due in December 2005. The Company also has the ability to increase this facility to $325 million if additional bank commitments are gained before December 30, 1999.

The amendments also provide for the ability to raise additional funding in the future. These provisions include the option to raise incremental senior bank debt of $100 million until December 2002, as well as an additional $200 million of subordinated debt. The agreement provides the Company with the ability to repurchase up to $115 million of its own stock and a $100 million acquisition basket. The debt covenants have also been modified to provide additional flexibility.

Gary Mulloy, ADVO's Chairman and Chief Executive Officer, said, "These favorable amendments were gained as a result of our substantial improvements in profitability, cash flow, and debt leverage over the last three years. The flexibility they provide will allow us to continue to make prudent investments in the business in support of future growth and profitability. Also, the enhanced ability to raise additional capital provides us with the capacity to be opportunistic with regard to additional strategic investment opportunities."

Don McCombs, ADVO's Chief Financial Officer, stated, "The combination of the additional debt capacity and extended amortization significantly improves our overall flexibility with respect to investment spending, including the continued support of our stock repurchase program. While the current interest rate environment has dictated that our interest expense will increase as a result of these amendments, we remain comfortable with current E.P.S. expectations, given that we anticipated these events in our Fiscal 2000 planning cycle, and also expect an additional decrease in our effective tax rate to 37.0%."

ADVO is the nation's largest full-service targeted direct mail marketing services company with annual revenues of over $1 billion. ADVO specializes in shared and solo direct mail services and provides Microtargeting(R) solutions at an affordable price for its clients' print advertising needs. The Company's Mailbox Values(R) branded shared mail program is distributed nationally to approximately 60 million households weekly. An additional 26 million households can be reached, on a shared mail basis, through ADVO's National Network
Extension (A.N.N.E.). ADVO's wholly owned subsidiary, MailCoups, Inc., produces SuperCoups, a cost-effective, direct mail-based advertising solution for local neighborhood businesses which utilizes an envelope format. ADVO has 20 mail processing facilities and 65 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095. The Company can be visited at its Web site at www.advo.com.
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The forward-looking statements in this report are based upon current information and expectations and are subject to risks and uncertainties in the Company's operations and business environment. Such risks and
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uncertainties include, but are not limited to, changes in customer demand and pricing, postal and paper prices, the efficiencies achieved with technology upgrades, the number of shares the Company will repurchase in the future under its buyback program, the risks associated with the transition into the Year
2000, fluctuations in interest rates related to the outstanding debt, and other general economic factors.

CONTACT:

Chris Hutter
Vice President, Treasurer and Investor Relations
(860) 285-6330